UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 4, 2018

_____________________________

NORTHERN POWER SYSTEMS CORP.

(Exact name of registrant as specified in its charter)

_____________________________

British Columbia, Canada	000-55184	98-1181717
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

29 Pitman Road

Barre, Vermont 05641

(Address of principal executive offices)

(802) 461-2955

(Registrant’s telephone number, including area code)

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events

On May 29, 2018, Comerica Bank (“Comerica”) informed Northern Power Systems Corp (the “Company”) that the Company is currently not in compliance with two covenants (collectively, the “Covenants”) under that certain Amended and Restated Loan and Security Agreement by and between the Company and Comerica dated December 31, 2013 and as amended (the “Loan”). The Covenants require that the Company (i) remain the owner of unencumbered liquid assets having a value of not less than one million dollars ($1,000,000) and (ii) hold no more than five hundred thousand dollars ($500,000) at banks other than Comerica. The Company is currently working with Comerica to obtain a limited waiver relating to the Company’s compliance with the two Covenants and is exploring with Comerica amending the Loan, including the Covenants, to facilitate the Company’s compliance with its obligations under the Loan.  Based on conversations to date with Comercia, the Company believes that it will obtain a waiver, but there can be no assurances that Comerica will waive the violation of the Covenants or any future covenant violations under the Loan or agree to amend the terms of the Loan.  As of May 31, 2018, the Company had $1.3 million in obligations outstanding under the Loan.

The Company’s current non-compliance with the Covenants constitutes a covenant breach under the Loan and an event of default. However, the Loan provides the Company a cure period of 10 days and the Company can be granted additional time of up to 30 days so long as the Company diligently attempts to cure the default within this period and, in any case, any failure to cure such covenant default during the period despite diligent efforts to cure such breach shall not be deemed an event of default under the Loan, but Comerica may opt not to make any credit extensions under the Loan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN POWER SYSTEMS CORP.

Date: June 4, 2018	By:	/s/ Ciel R. Caldwell
Name: Ciel R. Caldwell
Title: President and Chief Operating Officer